Exhibit 99.1

                                                                   News Release

                           October 4, 2005


    Media inquiries contact:
    Katherine Taylor
    815-961-7164



                  AMCORE FINANCIAL, INC. ANNOUNCES JOHN HECHT
                     ASSUMES NEW OPERATING RESPONSIBILITIES

     ROCKFORD -- AMCORE Financial, Inc. (NASDAQ: AMFI) announces John Hecht, Executive Vice President and Chief Financial Officer of AMCORE Financial, will immediately assume new operating responsibilities as Executive Vice President and Commercial Line of Business Manager.

     Mr. Hecht, 46, will oversee the Bank's commercial division, which includes the Bank's regional operations. AMCORE's five regional market presidents will now report directly to him. In the interim, Mr. Hecht will retain his CFO responsibilities until a new CFO is named.

     "During his tenure here, John has done an excellent job on the financial side of our business and emerged as a strong leader within our company," said Kenneth E. Edge, chairman, president and CEO of AMCORE Financial. "His new role with our commercial division will broaden his operational experience and offer him greater responsibilities and opportunities within our company."

     Mr. Hecht joined AMCORE in 1986 and became Executive Vice President and Chief Financial Officer in December 1997. Previously he was Senior Vice President and Chief Financial Officer since November 1992; Vice President and Chief Financial Officer from July 1992 to November 1992; and Controller from July 1988 to July 1992.

     Mr. Hecht received his bachelor's degree in Comprehensive Public accounting from the University of Wisconsin, Eau Claire, 1980 and graduated from the School for Bank Administration in the Controllership program. He is a Certified Public Accountant and a member of the Financial Executives Institute and the American Institute of CPAs. He also serves as Chairman of the Board of the Employers' Coalition on Health, a cooperative health insurance program supported by local businesses.

     AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.2 billion and investment assets under administration of $4.5 billion with 73 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, asset management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of fixed-income mutual funds.

     AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at www.AMCORE.com.